Exhibit 99.1

COMMUNITY BANK SHARES OF INDIANA, INC.
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER
AND PRINCIPAL FINANCIAL OFFICER
UNDER 31 CFR PART 30

I, James D. Rickard, and I, Paul A. Chrisco, certify, based on my knowledge, that:

(i)
The compensation committee of Community Bank Shares of Indiana, Inc. (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months after the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement (the “Agreement”) between the Company and the United States Department of the Treasury (the “Treasury”) under the Treasury’s Troubled Asset Relief Program – Capital Purchase Program (“TARP”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to the Company.  The requirement to certify compliance with this standard with respect to the period beginning on the later of September 14, 2009 or ninety days after the closing of the Agreement and ending on the last day of the Company’s fiscal year (12/31/2009) was never applicable to the Company;

(ii)
The compensation committee of the Company has identified and limited any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months during the period beginning on the later of September 14, 2009 or ninety days after the closing of the Agreement (the “Beginning Date”), the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)
The compensation committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year when an obligation arising from financial assistance obtained through TARP remained outstanding (the “TARP Period”) the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;
(B)	Employee compensation plans that unnecessarily expose the Company to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;
(vi)
The Company has required that bonus payments (“Bonus Payments”), as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the Company and the Treasury or June 15, 2009, and ending with the last day of the Company’s fiscal year containing that date;

(viii)
The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the Agreement or June 15, 2009, and ending with the last day of the Company’s fiscal year containing that date;

(ix)
The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the Agreement; this policy has been provided to Treasury and its primary regulatory agency; the Company and its employees have complied with this policy since the Beginning Date; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the Agreement or June 15, 2009 and ending with the last day of the Company’s fiscal year containing that date;

(xi)
The Company will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the Agreement or June 15, 2009 and ending with the last day of the Company’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the period beginning on the later of the closing date of the Agreement or June 15, 2009 and ending with the last day of the Company’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the Agreement or June 15, 2009 and ending with the last day of the Company’s fiscal year containing that date, with one de minimis exception.  The Company inadvertently paid tax gross-ups to certain of its twenty-five most highly paid employees (in the aggregate amount of $80) as part of a wellness program in which the Company pays a portion of employees’monthly dues for a YMCA health club.  When this was discovered in February of 2010, the amounts of the tax gross-ups were reimbursed to the Company by the affected employees;

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the Agreement, including any amendments;
(xv)
The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false and fraudulent statement made in connection with certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

By:	/s/ James D. Rickard	By:	/s/ Paul A. Chrisco
James D. Rickard		Paul A. Chrisco
President and Chief Executive Officer		Executive Vice President and
Chief Financial Officer
Date: March 31, 2010		Date: March 31, 2010